Exhibit 15.1

February 20, 2015

Churchill Downs Incorporated

Louisville, Kentucky

Re: Amendment No. 1 to Form 8-K/A

With respect to the subject current report on Form 8-K/A of Churchill Downs Incorporated, we acknowledge our awareness of the use therein of our report dated February 20, 2015 related to our review of interim financial information of Big Fish Games, Inc.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by independent auditors, or a report prepared or certified by independent auditors within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Seattle, Washington